EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 18, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.091469 per unit, payable on May 12, 2017, to unitholders of record on April 28, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	14,000	135,000	$50.15	$4.43
Prior Month Distribution	18,000	119,000	$48.03	$4.77

Excess Costs

XTO Energy has advised the trustee that decreased oil production in the current month distribution caused costs to exceed revenues on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

XTO Energy has advised the trustee that lower costs in the current distribution led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839